Exhibit 99.1

Douglas Dynamics Announces Mark Van Genderen

as President & CEO

Interim President & CEO Jim Janik Returning to Role as

Chairman of the Board of Directors

MILWAUKEE, March 3, 2025 (GLOBE NEWSWIRE) -- Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced the Board of Directors has appointed Mark Van Genderen as President and Chief Executive Officer (CEO), effective immediately. He will also join the Board of Directors effective immediately.

Mr. Van Genderen has been with the company for five years, and most recently served as Chief Operating Officer and President of Work Truck Attachments. He succeeds Interim President & CEO, James (Jim) L. Janik, who will return to his former role as Chairman of the Board of Directors.

"Over the past five years, Mark has developed a deep understanding of our industry, and his business acumen and performance have meaningfully contributed to the company. In addition, he has demonstrated an unwavering commitment to developing our culture, all of which makes him the ideal person to lead Douglas Dynamics into its next phase of growth,” noted Chairman of the Board of Directors, Jim Janik. “During his career, Mark has proven his ability to combine the strategic thinking and operational acumen necessary to drive growth. The Board of Directors is confident that Mark’s leadership will be a crucial factor as we strengthen our position as a leader in the work truck industry in the years ahead.”

Lead Independent Director Don Studivant stated, “We all want to thank Jim for stepping back into the CEO role on an interim basis. His decades long knowledge of the company, plus the relationships he has maintained over the years, allowed for a smooth transition while we assessed the candidates for CEO. Jim was able to work with the team to deliver improved results in 2024 and help create a solid foundation for 2025 and beyond.”

Incoming President & CEO Mark Van Genderen commented, “I am grateful for the trust placed in me by our Board and feel privileged to be leading Douglas Dynamics into the future. While we continue to honor what has made us successful so far, I look forward to working with our talented team to explore opportunities to evolve and grow, positioning us to deliver long-term success for all stakeholders.”

Mark Van Genderen bio

Mark Van Genderen – President & Chief Executive Officer

Prior to his appointment as President & Chief Executive Officer (CEO), Mark Van Genderen served as Chief Operating Officer of Douglas Dynamics from 2024 to 2025, and President, Work Truck Attachments from 2023 to 2025. His additional roles at the company have included President of Commercial Snow & Ice Control (CSI) from 2021 to 2023, and Vice President of Strategy and Business Development from 2020 to 2021. Mark joined Douglas Dynamics in 2020 after spending 21 years in multiple leadership roles at the Harley-Davidson Motor Company.  These responsibilities included leadership of the company’s Latin America division, the company’s parts and accessories product development function, and Harley-Davidson’s riding gear and lifestyle apparel division which included the company’s eCommerce business.

Mark is a member of the Lutheran Social Services Foundation Board of Wisconsin and Upper Michigan, where he serves as the Chair of the Finance, Investment, and Audit Committee.  Mark is a past Trustee at Hope College, his undergraduate alma mater, where he holds a bachelor’s degree in Business Administration.  Mark also holds an MBA from Northwestern University’s Kellogg School of Management.

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